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                                                                      EXHIBIT 99


[LOGO OF CAL FED BANCORP INC.]

     CAL FED BANCORP INC.                                         NEWS RELEASE
   5700 Wilshire Boulevard
Los Angeles, California 90036

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Contact:  James F. Hurley  (213) 930-9750
          Frank W. Moore   (213) 932-4203
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 CAL FED BANCORP INC. TO RECORD EXPECTED TAX RECOVERY IN 1996 FOURTH QUARTER

LOS ANGELES, Calif., November 20, 1996 -- Cal Fed Bancorp Inc. (NYSE:CAL), the parent company of California Federal Bank, FSB, today said that it has reached agreement with federal tax authorities resolving certain outstanding issues related to prior years' income tax returns. As a result, the Company will record income of approximately $55.0 million in the 1996 fourth quarter, representing the estimated net recovery of prior years' federal and state taxes and the related interest on such taxes that is expected to be collected.

     The Company recently completed meetings with Internal Revenue Service (IRS) officials regarding certain contested issues for prior years. In those meetings, the IRS and the Company reached agreement on certain positions taken by the Company, resulting in the recognition of income for the estimated amount of income taxes and related interest to be refunded.

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     Cal Fed Bancorp Inc. is the parent company of California Federal Bank, FSB, one of the nation's largest publicly-traded savings institutions. The Bank offers retail and business banking services through 119 savings and seven lending offices throughout California and Nevada.

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